ROSS MILLER
Secretary of State                     FILED
206 North Carson Street
Carson City, Nevada 80701-4299
(775) 684-5708
Website:  secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)


             Certificate of Amendment to Articles of Incorporation
                    For Nevada Profit Corporations
       (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of Corporation:   Merge II, Incorporated
2.  The articles have been amended as follows:
           NAME CHANGED TO: PMX COMMUNITIES, INC.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the coting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 95% VOTE

4.  Effective date of filing: (option)
5.  Signature: (required)


/s/Dennis Carrasquillo
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Dennis Carrasquillo